Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter Ended March 31, 2007

Delivers Record Quarterly Product-Related Revenue, with 111% Increase

Compared to First Quarter 2006

SAN DIEGO, CA, April 30, 2007 – Diversa Corporation (Nasdaq: DVSA), a leader in the development of high-performance specialty enzymes, today reported financial results for the quarter ended March 31, 2007. Revenues for the quarter ended March 31, 2007 were $11.3 million, compared to $9.5 million for the same period in 2006. The net loss for the quarter ended March 31, 2007 was $10.3 million, or $0.22 per share, compared to a net loss of $21.4 million, or $0.47 per share for the quarter ended March 31, 2006, which included restructuring charges of $11.0 million. At March 31, 2007, the Company had cash, cash equivalents, and short-term investments totaling $125.5 million.

The Company achieved $11.3 million in total revenue for the first quarter of 2007, representing a 19% increase compared to the first quarter of 2006. The increase in total revenue resulted primarily from increased product-related revenue and, to a lesser extent, from increased grant revenue, but these revenue increases revenues were partially offset by decreased collaborative revenue, which is consistent with guidance given earlier in 2007.

The Company reported $5.4 million in product-related revenue for the first quarter of 2007, representing a 111% increase compared to the first quarter of 2006. This represents a new record for quarterly product-related revenue for the Company. The increase in product-related revenue resulted primarily from increased sales of Phyzyme™ XP enzyme sold through the Company’s collaboration with Danisco Animal Nutrition.

Collaborative revenue for the first quarter of 2007 decreased when compared to the prior year quarter. The decrease in collaborative revenue was primarily due to a reduction in directed research funding under the Company’s agreement with Syngenta, which was reconfigured at the end of 2006 to refocus both companies’ energies and efforts on the development of superior enzyme products primarily for biofuels applications. Revenues have historically fluctuated from period to period and will likely continue to fluctuate in the future based upon the timing and composition of funding under existing and future collaboration agreements and grants, the expected increase in product sales based upon recent and new product introductions, and regulatory approval timelines.

Gross margins for the first quarter of 2007 decreased when compared to the first quarter of 2006. This is primarily the result of increased sales of the Company’s zero gross margin inventory to Danisco Animal Nutrition and one-time marketing roll-out expenses for the new thermally-stable formulation of Phyzyme XP, as well as costs related to ramped-up sales efforts of Phyzyme in Europe following the recent expanded approval within the European Union. The Company sells such inventory to Danisco at cost and then shares 50% of Danisco’s profit when the product is sold to the end user. The Company expects both its revenue and gross margins for the remainder of 2007 to be positively impacted by Danisco’s enhanced sales and marketing activities described above, as well as by the Company’s recent success in further reducing manufacturing cost of the active intermediate supplied to Danisco for these formulations.

In February of 2007, the Company entered into an agreement to merge with Celunol Corp. to create what it believes would be the first entity with integrated, end-to-end technologies to convert cellulosic biomass into fuel ethanol. In addition to accelerating the Company’s strategy to pursue vertical integration within the biofuels industry, the Company expects that the proposed merger has the potential to enhance its existing enzyme business by providing access to a cellulosic ethanol pilot plant to accelerate the development of novel enzymes and enzyme cocktails for the production of cellulosic ethanol. Subject to receiving required regulatory and stockholder approvals, the merger is expected to be completed by the end of the second quarter of 2007.

In March of 2007, the Company announced the successful completion of an offering of 5.50% convertible senior notes due 2027 in a private placement. Including the over-allotment closing, which was completed after the quarter close, the offering totaled $120 million aggregate principal amount, resulting in net proceeds to the Company of approximately $115 million after applicable fees and expenses.

“During the first quarter, we made significant progress on several key corporate initiatives. In addition to delivering a record quarter for sales of our enzyme products, we also continue to progress on our merger with Celunol to create a world-class, vertically integrated company with end-to-end technologies to convert biomass into cellulosic ethanol,” stated Edward T. Shonsey, Diversa’s chief executive officer.

“Sales of Phyzyme™ XP enzyme continue to exceed our expectations, and we believe this trend will continue as Danisco has recently launched a new highly thermo-stable formulation of the enzyme and has received approval to market and sell Phyzyme XP throughout the EU. Because of our strong product sales, we continue to believe that product-related revenue will be a minimum of $28 million in 2007, which would represent a minimum 75% increase over 2006.”

“In addition, we are very pleased with the success of our recent financing, which provides us with critical financial resources to further advance both our specialty enzyme business and our emerging biofuels business.”

About Diversa

Since 1994, San Diego-based Diversa Corporation has pioneered the development of high-performance specialty enzymes. Diversa possesses the world’s broadest array of enzymes derived from bio-diverse environments as well as patented DirectEvolution® technologies. Diversa customizes enzymes for manufacturers within the biofuels, industrial, and health and nutrition markets to enable higher throughput, lower costs, and improved environmental outcomes. On February 12, 2007, Diversa entered into a merger agreement with Celunol Corp. pursuant to which a wholly owned subsidiary of Diversa will merge with and into Celunol, with Celunol as the surviving corporation, becoming a wholly owned subsidiary of Diversa. The proposed merger transaction is subject to customary closing conditions, including receipt of certain regulatory approvals and the approval of the stockholders of Diversa and Celunol. For more information, please visit www.diversa.com.

Additional Information about the Diversa/Celunol Merger and Where to Find It

On March 19, 2007, Diversa Corporation filed with the Securities and Exchange Commission a registration statement on Form S-4 that includes a proxy statement/prospectus and other relevant documents in connection with the proposed merger between Diversa and Celunol and related transactions. Investors and security holders of Diversa and Celunol are urged to read the proxy statement/prospectus (including any amendments or supplements to the proxy statement/prospectus) and other relevant materials, because they contain important information about Diversa, Celunol, and the proposed merger and related transactions. Investors may obtain a free copy of these materials and other documents filed with the Securities and Exchange Commission at the SEC’s website at http://www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from Diversa by directing a request to: Diversa Corporation, 4955 Directors Place, San Diego, CA 92121, Attn. Investor Relations. In addition, investors may access copies of the documents filed with the SEC by Diversa on Diversa’s website at http://www.diversa.com.

Participants in the Solicitation

Diversa and its executive officers and directors and Celunol and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Diversa in connection with the proposed merger between Diversa and Celunol and related transactions. Information regarding the special interests of these executive officers and directors in the proposed merger and related transactions as well as additional information regarding these individuals is included in the proxy statement/prospectus referred to above. This document is available free of charge at the SEC’s website (http://www.sec.gov) and from Investor Relations at Diversa at the address described above.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues based on new product-related revenues and under existing and future collaboration agreements and grants, Diversa’s expectations for its revenues and gross margins for the remainder of 2007, Diversa’s expectations as to the growth of sales of Phyzyme XP, Diversa’s expectations as to its product-related revenue for 2007, the merger with Celunol, the capabilities of the combined company, the benefits to Diversa of the merger, and the timing and possibility of completing the merger, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s ability to close its merger with Celunol, including the risk that the merger may not close for one of a number of reasons, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company and its collaborators to commercialize products using the Company’s technologies, the development or availability of competitive products or technologies, the extent to which the Company’s products will meet with market and commercial acceptance, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Annual Report on Form 10-K for the year ended December 31, 2006. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme™ XP is a trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Collaborative revenue	$4,735	$6,324
Grant revenue	1,221	651
Product-related revenue	5,352	2,535

Total revenues	11,308	9,510

Operating expenses:
Cost of product-related revenue	4,892	2,182
Research and development	12,452	13,189
Selling, general and administrative	3,373	3,442
Non-cash stock-based compensation	1,061	1,301
Restructuring charges	83	11,023

Total operating expenses	21,861	31,137

Loss from operations	(10,553)	(21,627)

Interest and other income, net	235	226

Net loss	$(10,318)	$(21,401)

Basic and diluted net loss per share	$(0.22)	$(0.47)

Weighted average shares used in computing basic and diluted net loss per share	47,567	45,368

Condensed Consolidated Balance Sheet

(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Cash, cash equivalents and short-term investments	$125,484	$51,912
Accounts receivable	9,617	8,646
Other current assets	6,614	6,476
Property and equipment, net	11,454	12,418
Other assets	15,371	453

Total assets	$168,540	$79,905

Current liabilities, excluding deferred revenue	$19,366	$21,199
Deferred revenue	5,857	6,178
Long-term liabilities	108,420	9,612
Stockholders’ equity	34,897	42,916

Total liabilities and stockholders’ equity	$168,540	$79,905

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Diversa Corporation	Media Inquiries
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